Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2008, relating to the consolidated financial statements and financial statement schedules of Rayonier Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of Financial Accounting Standards Board Staff Position No. AUG AIR-1, Accounting for Planned Major Maintenance Activities), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Jacksonville, Florida

July 22, 2008